Exhibit 10.2(d)(vi)
                                                   To Annual report on Form 10-K
                                                       For year ended 12/31/2007



                          PERFORMANCE CASH AWARD UNDER
                            THE CYTEC INDUSTRIES INC.
                       1993 STOCK AWARD AND INCENTIVE PLAN


                                                                          [date]


Mr.



Performance Cash Award:   $                  at target
                          ----------------------------

Performance Period:  January 1, 20__ to December 31, 20__

Dear Employee:

     As a key  employee  of  Cytec  Industries  Inc.  (the  "Company"),  or of a
subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors for the one-year performance period indicated above a performance cash award, the base amount of which is equal to the amount set forth above ("Performance Cash"). This award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan").
Performance Cash is awarded pursuant to Section 6(i) of the Plan. Performance Cash, to the extent it becomes payable, will be paid as soon as practicable after determination that the Award is payable. This Award is not subject to
Section 6A of the Plan.

     Certain restrictions with respect to this award include, but are not limited to, the following:

     (1) Subject to Paragraphs (3) and (4) below, and subject to the attainment of performance goals as hereinafter provided, this award of Performance Cash shall vest effective as of January 1, 20__; provided that such vesting shall be subject to the further requirement that the Committee certify that the performance goals have been met.

     (2) Performance goals, and the related payout matrix, for this award of Performance Cash have been set by the Committee and will be advised to you in writing. The performance goals are based on 2009 adjusted EPS and 2009 ROIC. Half of this Performance Cash award will vest in part, in full or in greater than the full amount if the performance goal for adjusted EPS is partly, fully, or more than fully achieved. The other half of this Performance Cash award will vest in part, in full or in greater than the full amount if the performance goal for ROIC is partly, fully or more than fully achieved. The maximum amount payable under this Award is twice the base amount specified at the head of this Agreement and there is no minimum amount payable.

Performance Cash Award
February 1, 2007



     (3) The Performance Cash may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and any attempted assignment shall be void.

     (4) Performance Cash shall not bear any interest.

     (5) If your employment with the Company or a subsidiary terminates on or prior to the end of the performance period, all unvested Performance Cash shall be forfeited, except as provided in paragraphs (6) and (7), below, or except as the Committee shall otherwise determine.

     (6) If your employment with the Company or a subsidiary or affiliate terminates by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then, if such termination occurs in [2nd calendar year after date of award], your Performance Cash award shall not be forfeited by reason of such termination of employment; and if your employment so terminates in [first calendar year after date of award], two-thirds of said award shall not be so forfeited; and if your employment so terminates in [calendar year of award], one-third of said award shall not be so forfeited. Nothing contained in this paragraph shall preclude the Company (with the approval of the Committee) and you from agreeing in writing as to the portions of your awards which are not forfeited by reason of the termination of your employment.

     (7) As provided in the Plan, and in the Committee's "Target Document," upon the occurrence of a "change in control" the maximum amount of all unvested (and not previously forfeited) Performance Cash payable hereunder (i.e., 200% of the base amount specified at the head of this Agreement to the extent not previously forfeited) shall immediately vest. Upon such occurrence, the vested Performance Cash shall be paid to you promptly.

     (8) Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

     You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

     Once Performance Cash vests as herein provided, it shall no longer be deemed to be Performance Cash, and your rights thereto shall not be subject to the restrictions of this Agreement or of the Plan.

     In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Performance Cash Award
February 1, 2007


     If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

                                        Very truly yours,

                                        CYTEC INDUSTRIES INC.


                                        BY:
                                            --------------------------------
                                            J. E. Marosits
                                            Secretary, Compensation &
                                            Management Development Committee

Enc.

ACCEPTED:


----------------------------
Employee Name:
Social Security No.
Date:





Perf Cash Award E








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